Exhibit 99.1

Company Contact: Peggy Tharp Director of Investor Relations (770) 657-6246

THOMAS H. JOHNSON ELECTED TO

SUPERIOR ESSEX BOARD OF DIRECTORS

ATLANTA, GA, December 8, 2005 – Thomas H. Johnson has been elected to the board of directors of Superior Essex Inc. (NASDAQ: SPSX), Company officials announced today.

Johnson, 56, was most recently the chairman and chief executive officer of Chesapeake Corporation.  Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging, with headquarters in Richmond, Va.

Johnson joined Chesapeake Corporation in 1997 as president and chief executive officer.  In 2000, he was named chairman.

Prior to joining Chesapeake, Johnson spent seven years with Riverwood International Corporation as president and chief executive officer.  In addition, he spent 13 years with Mead Corporation in various management and executive positions.

“Tom Johnson brings a wealth of knowledge to his new position as a director,” said Stephen Carter, chief executive officer of Superior Essex.  “His experience handling complex operational issues at Chesapeake Corporation and managing its expansion into Europe will be a great asset to our Board in the future,” Carter added.

Johnson earned a bachelor’s degree in industrial engineering from Georgia Institute of Technology and a master’s in business administration from Harvard University.

Currently, Johnson also serves on the board of Universal Corporation (NYSE: UVV).  He will join Mirant’s board, upon the company’s emergence from bankruptcy protection.

About Superior Essex

Superior Essex Inc. is one of the largest North American wire and cable manufacturers and among the largest wire and cable manufacturers in the world. Superior Essex manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire, and related distribution markets. The Company is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation, and related products to smaller OEMs and motor repair facilities. Additional information can be found on the Company’s web site at www.superioressex.com.